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EXHIBIT 11.1

                        REDHOOK ALE BREWERY, INCORPORATED

                        COMPUTATION OF EARNINGS PER SHARE




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                                                                                     THREE MONTHS ENDED        NINE MONTHS ENDED
                                                                                        SEPTEMBER 30,            SEPTEMBER 30,
                                                                                  -----------------------   -----------------------
                                                                                     1996         1995         1996         1995
                                                                                  ----------   ----------   ----------   ----------

Primary and fully-diluted earnings per common share:
  Weighted average common shares outstanding ..................................    7,685,312    5,257,787    7,684,855    4,121,688

  Weighted average common stock equivalents outstanding:
    Series A convertible redeemable preferred stock ...........................         --        715,994         --      1,065,306
    Series B convertible redeemable preferred stock ...........................    1,289,872    1,289,872    1,289,872    1,289,872
    Stock options, net ........................................................      166,574      223,612      171,500      146,813

  Net effect of issuance of common stock and Series B preferred stock and the granting of stock options during the 12-month period prior to the offering at less than the offering price, calculated using the treasury stock method
    at the offering price, and treated as outstanding .........................         --         33,183         --         26,547
                                                                                  ----------   ----------   ----------   ----------


Average number of common
    and equivalent shares outstanding .........................................    9,141,758    7,520,448    9,146,227    6,650,226
                                                                                  ==========   ==========   ==========   ==========

Net income ....................................................................   $  887,171   $  869,276   $2,938,443   $2,065,239
                                                                                  ==========   ==========   ==========   ==========

Earnings per share ............................................................   $     0.10   $     0.12   $     0.32   $     0.31
                                                                                  ==========   ==========   ==========   ==========
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